EXHIBIT 99.3

CORNERSTONE FAMILY OF CLOSED-END FUNDS
Cornerstone Total Return Fund, Inc.
Cornerstone Strategic Value Fund, Inc.
Cornerstone Progressive Return Fund

	Joint Fidelity Bond
	Rule 17g-1			Stand-alone
	Gross Assets (1)	Individual	Allocated	Annual
Fund	12/31/2011	Bond	Premium	Premium
Cornerstone Total Return Fund, Inc.	$38,931,772	$350,000	422	$2,000
Cornerstone Strategic Value Fund, Inc.	94,754,262	450,000	1,027	2,311
Cornerstone Progressive Return Fund	79,533,917	450,000	862	2,311

Total Coverage Required		$1,250,000

Actual Coverage Obtained		$1,250,000

Premium			$2,311	$6,622

(1)	In accordance with Rule 17g-1, amount of registered management investment company gross assets should be at the end of the most recent fiscal quarter prior to date of termination (March 23, 2012).